Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), is made and entered into as of this 25TH day of April, 2005 by and between LCC International, Inc., a Delaware corporation with its corporate offices at 7925 Jones Branch Drive, McLean, Virginia 22102 (“LCC”), and C. Thomas Faulders, III, an individual residing at 6721 Benjamin Street, McLean, VA, 22101 (the “Consultant”).

WITNESSETH:

WHEREAS, Consultant has significant knowledge, experience and contacts in the wireless telecommunications industry and LCC desires to engage Consultant to provide ongoing consulting and advisory services in connection with the conduct of LCC’s business (the “Services”).

NOW, THEREFORE, in consideration of the forgoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Engagement. LCC hereby engages Consultant as a non-exclusive Consultant to provide the Services, reporting to LCC’s Chief Executive Officer, which Services may include (a) support on business development projects, and (b) general advisory services with respect to the management and development of LCC’s business.

2. Standard of Care; Reporting. Consultant will render the Consulting Services in accordance with the standards of professionalism, skill, care and diligence normally expected of senior executive personnel in publicly traded US corporations. Consultant shall keep LCC fully informed of, and provide LCC with prompt written notice of any material developments relating to, Consultant’s activities hereunder.

3. Compliance with Law. In connection with its activities under this Agreement, Consultant shall comply with all laws, rules and regulations applicable to its activities hereunder and shall secure and maintain all authorizations, permits, registrations, licenses, and approvals necessary or required to conduct its activities and perform services hereunder. Consultant shall, at all times, comply with the provisions of LCC’s Corporate Standards of Conduct. Except as set forth below, Consultant shall be solely responsible for providing insurance and benefits to its employees, and shall indemnify, defend and save LCC harmless from any and all loss, liability, cost or expense incurred by LCC due to any failure of Consultant comply with this Section 3.

4. Relationship. Consultant and LCC hereby acknowledge and agree that LCC shall, by itself or through third parties other than Consultant, have the right to seek, identify, implement and enter into business relationships of any kind or nature. LCC reserves the right, in its sole and absolute discretion, to accept or reject any prospective customer, agreement, contract, project or business referred to LCC or pursued by Consultant. During the term of this Agreement, and for a period of twelve months thereafter, neither Consultant nor any officer, director, employee, shareholder or affiliate of Consultant shall, directly or indirectly, without LCC’s prior written consent, engage in, support or assist, whether as an employee, owner, consultant, Consultant or otherwise, any activity related to, or any business engaged in the activity of providing, radio frequency engineering consulting, design, optimization, or system deployment services (e.g., site acquisition, zoning, construction management, or site deployment project management services) services that compete with the Services as provided by LCC (“LCC Competitor”). Consultant agrees that the forgoing restrictions are reasonable and necessary to protect the legitimate interests of LCC in protecting its trade secrets, proprietary information and business opportunities.

5. Compensation. As Consultant’s sole and exclusive compensation hereunder, LCC agrees to provide Consultant with the following:

(a) Monthly Fee. Commencing on May 1, 2005, Consultant shall be paid a monthly fee in the amount of $20,000.

(b) COBRA Benefits. LCC shall pay, on behalf Consultant, fees to continue medical and dental benefits under COBRA.

(c) Office Space. At LCC’s sole discretion and subject to availability, LCC may provide for Consultant’s use, office space, and office furniture in the building located at 7925 Jones Branch Drive, McLean, Virginia. LCC retains the right, during the term of this Agreement, to relocate Consultant’s offices to other available space in the building.

(d) Expenses. LCC will reimburse Consultant, at cost, for all reasonable out-of-pocket travel or other business expenses directly incurred by Consultant in performance of services (recognizing that Consultant may pro-rate certain expenses based on the proportion related to the performance of the Services hereunder) for LCC under this Agreement provided that (i) all travel and other expenses in excess of $500 shall be pre-approved by LCC, (ii) all travel and other expense reimbursements will be reimbursed only in accordance with LCC’s reimbursement policies then-effect with respect to its senior employees, and (iii) all claims for expense reimbursements shall be accompanied by receipts, with original receipts for all items over $25. Consultant shall not be entitled to claim reimbursement for any general or administrative overhead expenses (e.g., office equipment and supplies, telephone charges, or similar charges) whether or not incurred while performing services hereunder.

6. Payment Terms. Consultant’s monthly fee shall be paid in advance, on or about the first day of each month during the term hereof, commencing on May 1, 2005, subject to receipt of Consultant’s invoice. Expenses shall be reimbursed in accordance with LCC’s regular expense reimbursement payment policies, subject to receipt of proper expense reimbursement claim forms approved by LCC’s Chief Executive Officer for payment. All payments are inclusive of any and all taxes, duties and levies payable with respect to the services rendered by Consultant hereunder with the exception of any sales, use or similar tax imposed on the Services.

7. Nondisclosure. Consultant agrees to treat as strictly confidential any and all business, financial, marketing, product, technical or other information relating to LCC, its employees, products, services, business or financial condition including, without limitation, any information relating to (i) the identity of any company or customer which it contacts concerning or on behalf of LCC, and (ii) the terms of any agreement, proposal or offer made or entered into with any such company. Consultant shall not disclose any such information to any person, firm, partnership, company, entity or third party without LCC’s express prior written consent, unless disclosed to an employee of Consultant that has a need to know the information in connection with the transactions contemplated by this Agreement. Consultant shall not use any such information other than in connection with its representation of LCC. Consultant shall return all such information immediately upon the expiration or termination of this Agreement or at any time prior thereto upon LCC’s request. The obligations set forth in this paragraph shall survive any termination or expiration of this Agreement.

8. Term; Termination. This Agreement shall enter into effect on May 1, 2005 and continue in full force and effect until December 31, 2005 unless sooner terminated as follows:

(a) By the mutual agreement in writing of LCC and Consultant;

(b) by either party upon written notice of termination in the event of a material breach by the other party that such party fails to cure (or demonstrates a diligent effort to cause a cure if it is not reasonably possible to cure within the notice period) within thirty (30) days of receiving written notice of default from the non-breaching party; or

(d) By either party immediately upon written notice in the event the other party is adjudicated bankrupt, files a voluntary petition in bankruptcy, is the subject of an involuntary petition in bankruptcy or makes a general assignment for the benefit of creditors.

Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities hereunder arising after the date of such termination, except that expiration or termination of this Agreement shall not affect Consultant’s obligations under Sections 3, 4, 7, 9, 10 and 13 hereof. LCC will reimburse all approved expenses incurred up to the date of termination or expiration. In the event this Agreement is terminated other than at the end of a monthly period, Consultant shall reimburse LCC for any unearned monthly fee, pro rated, for the remainder of the month in which termination occurs. Consultant agrees that upon termination or expiration of this Agreement for any reason, except as specifically set forth herein, LCC shall not be liable to Consultant for any termination compensation or other compensation whatsoever, whether based on goodwill established, clientele or customers obtained or otherwise. Upon termination of this Agreement, Consultant shall immediately cease all activities or conduct that might cause anyone to believe that Consultant is a Consultant of LCC or is otherwise connected with LCC, and Consultant shall also immediately cease using any advertising materials, trade names, trademarks and service marks relating to LCC, its services and/or products.

9. Relationship; Reserved Authority. The relationship described herein is that of independent contractors, and nothing herein shall be construed to create a partnership, employment, joint venture or principal-agent relationship. Under no circumstances shall Consultant be entitled to (a) incur any obligation on behalf of LCC or to bind LCC in any way whatsoever, or (b) receive any employment benefits from LCC including, without limitation, workers compensation, medical or other insurance benefits generally provided to LCC’s employees. Consultant acknowledges and agrees that its right to use any trademark, servicemark, tradename or logo of LCC is derived solely and exclusively by virtue of its activities hereunder, and Consultant agrees (i) not to register or file for the use of any such trademark, servicemark, tradename or logo expect for the sole and exclusive benefit of LCC, and (ii) all such use shall inure to the sole and exclusive benefit of LCC. Consultant agrees to execute any and all documents requested by LCC to evidence or perfect LCC’s rights to such trademarks, servicemarks, tradenames or logos.

10. Indemnification. Consultant hereby agrees to indemnify, defend and save LCC harmless from and against any and all damages, liability, costs or expenses (including attorney’s fees) arising out of or in connection with any breach of the provisions of this Agreement resulting from Consultant’s gross negligence or willful misconduct. The obligations under this Section 10 shall survive any termination or expiration of this Agreement.

11. Entire Agreement; Amendments. With the exception of those agreements executed between the parties in connection with Consultant’s prior employment with LCC, this Agreement constitutes the entire agreement between the parties, and supersedes any prior agreements, regarding the subject matter hereof. No waiver of any provision hereof shall be deemed a waiver of any subsequent breach of this Agreement. No modification, amendment or alteration to or from the terms of this agreement shall be effective unless set forth in a written amendment specifically referring to this Agreement and executed by both parties.

12. Assignment; Delegation; Change in Control. Consultant shall not be entitled to assign, transfer or otherwise convey this Agreement or all or any portion of its rights, duties or obligations under this Agreement. Consultant shall not subcontract, sublicense, license or delegate, directly or indirectly, any of its rights, duties or obligations hereunder without the express prior written approval of LCC. Any transfer, assignment, delegation or other action, or attempted transfer, assignment, delegation or other action in violation of this Section 12 shall be null and void, and shall constitute a material breach of this Agreement. LCC shall have the right, with immediate effect, upon written notice to Consultant, to terminate this Agreement in the event of any material change in the ownership of Consultant, or in the event of any change in the control of Consultant, or in the event LCC determines, in its sole discretion, that any one or more of the person(s) assigned by Consultant to support LCC under this Agreement are no longer acceptable to LCC.

13. Ownership. Any and all information, reports, client information or files, proposals, business opportunities, minutes of client meetings, inventions, discoveries, trade secrets, data and other intellectual property made, developed, conceived of or reduced to practice by Consultant, alone or jointly with others, arising out of or in connection with the performance of services hereunder shall be and remain the exclusive proprietary property of LCC and, to the maximum extent allowable, shall be deemed works made for hire under applicable law. Consultant agrees to inform LCC of all such developments, materials and information, and execute any and all documents deemed necessary or desirable by LCC to evidence its ownership of the same. All confidential or proprietary information owned by Consultant prior to execution of this Agreement shall remain the property of Consultant.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law. Any dispute, claim or controversy arising out of or in connection with the Agreement, including any questions regarding its existence, validity or termination, shall be exclusively referred to and finally resolved by arbitration in Fairfax County, Virginia under the rules of the American Arbitration Association before a single independent arbitrator appointed in accordance with such rules. Notwithstanding the foregoing, each party shall have the right (without regard to any requirement for arbitration set forth herein) to seek and obtain injunctive and/or other equitable relief, to enforce this Agreement or prevent a breach hereof, in the Virginia District court for Fairfax County, Virginia or the federal court for the Commonwealth of Virginia, with such courts having exclusive jurisdiction over such proceedings, and each party hereby waives any and all objections to personal or subject matter jurisdiction in such court. The prevailing party shall be reimbursed reasonable attorney’s fees and costs by the losing party. The provisions of this Section 14 shall survive the termination or expiration of this Agreement.

15. Notices. All notices shall be sent via certified mail with return receipt requested, by Federal Express or by Facsimile (with electronic confirmation of receipt), and shall be deemed effective upon receipt (as confirmed by return receipt, Fed Ex delivery, or electronic confirmation) and shall be sent to the parties at the address noted above provided, however, that all notices to LCC shall be copied to the attention of General Counsel, at the address noted above or transmitted via facsimile (703) 873-2900.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

LCC INTERNATIONAL, INC.

By:	/s/ Peter A. Deliso

Name:	Peter A. Deliso

Title:	Interim Chief Executive Officer, Vice President, General Counsel and Secretary

CONSULTANT

By:	/s/ C. Thomas Faulders, III

Name:	C. Thomas Faulders, III